UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

 ________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TG Venture Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

 ________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed by TG Venture Acquisition Corp. (the “Company”) with the Securities and Exchange Commission on April 10, 2023 (the “Proxy Statement”) is being filed to supplement certain disclosures made in the Proxy Statement regarding the possible application of a U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations after December 31, 2022 by the Inflation Reduction Act of 2022 (“IR Act”). The Company is notifying all concerned parties that funds in the Trust Account and the interest earned thereon will not be used to pay for any excise tax imposed under the IR Act in connection with any redemptions of the Public Shares made pursuant to the Extension or any subsequent Business Combination. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

Amended and Restated Response to Q&A

The following Q&A beginning on page 18 of the Proxy Statement is hereby amended and restated as follows:

Q:	What is the impact of the Inflation Reduction Act on redemptions made in connection with the Extension?

A:	On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by a “covered corporation” (which include publicly traded corporations) occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. As of the time of this filing, the Treasury has issued Notice 2023-2, which provides some guidance regarding the Excise Tax.

Any redemptions occurring in connection with the Extension or any subsequent Business Combination may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the redemptions in connection with the Extension or any subsequent Business Combination, (ii) the structure of any Business Combination, (iii) the nature and amount of any private investment in public equity or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the content of regulations and other future guidance from the Treasury. In addition, because the Excise Tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined.

For the avoidance of doubt, the proceeds deposited in the Trust Account and the interest earned thereon will not be used to pay for any Excise Tax due under the IR Act in connection with any redemptions of Public Shares made pursuant to the Extension or any subsequent Business Combination. The Company does intend to continue to use the accrued interest in the Trust Account to pay its franchise and income taxes.

Excise Tax Risk Factor

The following risk factor is hereby added to the end of the section of the Proxy Statement titled “Risk Factors”:

The Excise Tax imposed by the Inflation Reduction Act could be imposed on us in connection with redemptions by us of our shares.

On August 16, 2022, President Biden signed the IR Act into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by a “covered corporation” (which include publicly traded corporations) occurring after December 31, 2022. The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

Any redemptions occurring in connection with the Extension or any subsequent Business Combination may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Extension or any subsequent Business Combination, (ii) the structure of the Business Combination, (iii) the nature and amount of any private investment in public equity or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash held outside of the Trust Account, which we plan to use to complete a Business Combination. If the Excise Tax applies to redemptions of our Public Shares in connection with the Extension, the value of our securities may decrease, and as a result, the stockholders that do not elect to redeem their Public Shares may economically bear such impact.

For the avoidance of doubt, the proceeds deposited in the Trust Account and the interest earned thereon will not be used to pay for any Excise Tax due under the IR Act in connection with any redemptions of Public Shares made pursuant to the Extension or any subsequent Business Combination. The Company does intend to continue to use the accrued interest in the Trust Account to pay its franchise and income taxes.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement. This Supplement should be read together with the Proxy Statement, which should be read in its entirety.